GLADSTONE COMMERCIAL CORPORATION

ARTICLES SUPPLEMENTARY

Gladstone Commercial Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2 of Article SEVENTH of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated 2,490,445 authorized but unissued shares of the Corporation’s 7.00% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share, as additional shares of the Corporation’s common stock, $0.001 par value per share (the “Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of Common Stock as set forth in the Charter.
SECOND: The foregoing shares of Common Stock have been reclassified and designated by the Board under the authority contained in the Charter. After giving effect to such reclassification and designation of Common Stock as set forth herein, the Corporation has authority to issue 62,290,000 shares of Common Stock; 6,760,000 shares of 6.625% Series E Cumulative Redeemable Preferred Stock, par value $0.001 per share; 26,000,000 shares of 6.00% Series F Cumulative Redeemable Preferred Stock, par value $0.001 per share; 4,000,000 shares of 6.00% Series G Cumulative Redeemable Preferred Stock, par value $0.001 per share; and 950,000 shares of Senior Common Stock, par value $0.001 per share. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by the undersigned Chief Executive Officer and attested by its Secretary this 5th day of August, 2021.

ATTEST:                    GLADSTONE COMMERCIAL CORPORATION

By: /s/ Michael LiCalsi                 By: /s/ David Gladstone
Name:    Michael LiCalsi        Name:     David Gladstone
Title:    Secretary        Title:     Chief Executive Officer